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                                                                     Exhibit 2.5

                                    AGREEMENT


                  THIS AGREEMENT (this "Agreement") is entered into by and between MODERN WINDOW CORPORATION, a Michigan corporation ("Seller"), DONALD B. LIFTON, EDMUND H. DOYLE, AND SHELDON R. STONE, its Shareholders (hereinafter collectively referred to as "Shareholders" or "Owners") and MODERN WINDOW ACQUISITION CORP., a Delaware corporation, or its designee ("Buyer" or "MWAC").


                                    RECITALS

               A. Seller is engaged in the manufacture and sale of window products at its facilities located in Oak Park, Michigan (the "Purchased Business").

               B. Buyer desires to purchase from Seller and its Owners, and Seller and its Owners desire to sell to Buyer, substantially all of the assets owned by Seller and used in the Purchased Business.

               C. The parties hereto recognize that this Agreement and the transactions contemplated herein are to be consummated at the time of the payment of the Purchase Price detailed in Section 2.01 below. The parties hereto also recognize that a portion of the Purchase Price described in Section 2.01(a) provides Buyer with three alternative payment options. The parties hereto recognize that Buyer, in its sole discretion, may exercise any of these three payment options in Section 2.01(a), which payment options include:

                  (1) proceeding with the transactions contemplated by this Agreement by paying the Cash Purchase Price detailed in
                  Section 2.01(a)(i), which Cash Purchase Price is to be paid with funds to be received by Buyer from an offering of securities of American Architectural Products Corporation, a Delaware corporation ("AAPC") (hereinafter "Offering"); or

                  (2) proceeding with the transactions contemplated by this Agreement by paying the Cash Purchase Price detailed in
                  Section 2.01(a)(ii) which Cash Purchase Price is to be paid with funds received by Buyer, if at all, from financing through Comerica Bank, in accordance with Buyer's current commitment from Comerica Bank;

                  (3) or proceeding with the transactions contemplated by this Agreement as an acquisition by the Buyer, in exchange for shares of common stock of AAPC (hereinafter "Exchange of Assets for Stock"), as described in Section 2.01(a)(iii) and
                  Section 2.02.
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The parties hereto recognize that whether the consideration for the transactions contemplated by this Agreement includes payment of a Cash Purchase Price as described in Section 2.01(a)(i) or (ii) or an Exchange of Assets for Stock, as described in Section 2.01(a)(iii) and Section 2.02, that any financing required to satisfy the Purchase Price described in Section 2.01 to be received from Comerica Bank shall be in accordance with Buyer's current commitment with Comerica Bank for any such financing.

                                   PROVISIONS

               NOW, THEREFORE, in consideration of the above Recitals and the provisions contained in this Agreement, Seller, its Owners, and Buyer agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

               SECTION 1.01. SALE OF ASSETS. Pursuant to the provisions set forth in this Agreement, at the Closing (as defined in Section 3.01 of this Agreement) Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, substantially all of the properties of the Seller, all of the assets, properties and rights (other than the Excluded Assets which are defined below in Section 1.02 of this Agreement) owned by Seller and used or held for use solely in the operation of the Purchased Business of every kind, character and description, whether tangible, intangible, personal or mixed, and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller, due to expense, full depreciation or otherwise (the "Purchased Assets") including, but not limited to:

                    (a) all rights, title and interest in, to and under any
               owned real property (the "Owned Real Property") listed in
               Schedule 4.23 of the schedules attached to or accompanying this Agreement and any supplement to this Agreement (the "Disclosure Schedules");

                    (b) all machinery and equipment, supplies, spare parts,
               tools, jigs, patterns, trade fixtures, dies, molds, vehicles (whether titled or untitled), furniture, designs and drawings (the "Equipment");

                    (c) all cash and cash equivalents, as well as accounts and notes receivable;

                    (d) all inventory, raw materials, components,
               work-in-process, finished goods, service parts and supplies, packaging materials and other similar items (whether new or used) (the "Inventory");

                    (e) all right, title and interest in, to and under all
               leases of tools, furniture, machinery, supplies, vehicles, equipment and other items of personal property listed in Schedule
               4.06 of the Disclosure Schedules; provided, however, that to the extent the assignment of any such lease or any claim or right or any benefit arising under or resulting from such lease(s) shall require the consent of


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               another party, this Agreement shall not constitute an assignment of such lease(s) if an attempted assignment would constitute a breach of such lease(s) and, in lieu of such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under, or any claim or right arising under such lease(s) (the "Third Party Leases");

                    (f) all rights in, to and under all contracts, agreements, purchase orders, customer orders and work orders listed in
               Schedule 4.10 of the Disclosure Schedules; provided, however, that to the extent the assignment of, or any claim or right or any benefit arising under or resulting from, any such contract, agreement, purchase order, customer order or work order shall require the consent or approval of another party to such contract, agreement, purchase order, customer order or work order, this Agreement shall not constitute an assignment, if an attempted assignment would constitute a breach of such contract, agreement, purchase order, customer order or work order and, in lieu of such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under such contract, agreement, purchase order, customer order or work order, or any claim or right arising thereunder;

                    (g) all prepaid expenses, deposits and other similar items, other than prepaid expenses, deposits and other similar items relating to the Excluded Assets (as defined in Section 1.02 of this Agreement);

                    (h) to the extent legally assignable, all franchises,
               licenses, permits, certificates, approvals and other governmental authorizations necessary to own or lease and operate the Purchased Assets and to conduct the Purchased Business as it has been conducted by Seller;

                    (i) all of Seller's right, title, goodwill, and interest in the name "Modern Window Corporation," "Modern Window," or any other trade names, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, patents, patent applications, inventions, trade secrets, know-how, business plans and strategies, proprietary processes and formulae, data bases, telephone numbers and all other proprietary technical information, whether patentable or unpatentable, related to the products, services or operations of the Purchased Business as presently conducted;

                    (j) all books and records including, but not limited to,
               property records, production records, engineering records, environmental compliance records, purchase and sales records, credit data, personnel and payroll records, accounting records, customer lists, customer records and information, supplier lists, parts lists, manuals, correspondence, files and any similar items;

                    (k) all computer programs and a copy of the source code and object code of all such programs, together with all additions, modifications, updates and enhancements thereto; all design specifications including, but not limited to, program descriptions, system flow charts, file layouts, report layouts, screen


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               layouts and all other computer program documentation, all user's manuals, training manuals, sales literature, and other system and operations documentation relating to such computer programs;

                    (l) all rights, claims and choses in action against third
               parties including, but not limited to, all rights against suppliers under warranties covering any of the Inventory or Equipment, as well as the benefit or proceeds of any of Seller's insurance policies in regard to claims made or anticipated prior to Closing;

                    (m) all stationery, forms, labels, shipping materials,
               brochures, art work, photographs, advertising materials, and any similar items;

                    (n) all other tangible and intangible assets of Seller
               relating solely to the Purchased Business, whether or not carried at value or listed on the books and records of Seller, and whether or not in the possession of Seller or others;

                    (o) all of Seller's right, title, and interest in the stock of a corporation known as Team Pros America Corporation, which interest is specifically identified on Schedule 1.01(p) of the Disclosure Schedules.

                    Notwithstanding the foregoing, the Purchased Assets shall not include the Excluded Assets.


               SECTION 1.02. EXCLUDED ASSETS. Seller shall not sell or deliver to Buyer, and Buyer shall not purchase or acquire, the following assets owned by Seller (the "Excluded Assets"):

                    (a) the issued and outstanding stock of Seller and the
               minute books and stock records of Seller;

                    (b) Seller's insurance policies; and

                    (c) all claims and rights to deposits and prepaid expenses relating to any of the other Excluded Assets.

               SECTION 1.03. EXCLUDED AND ASSUMED OBLIGATIONS OR LIABILITIES. Except for the Assumed Obligations as defined below, Buyer shall not assume and shall not be responsible for any other obligation or liability of Seller or shareholders, direct or indirect, known or unknown, choate or inchoate, absolute or contingent, including specifically any responsibility for reporting of and/or payment of Seller's and/or shareholders' obligations or liabilities to any taxing authority (accordingly, after Closing, Seller shall continue to be responsible for completion and filing of any tax return informational or otherwise, in regard to Seller and/or its shareholders' obligations or liabilities to any taxing authority); liabilities to Seller's principals, owners or shareholders or entities in which such principals, owners, or shareholders have an ownership or beneficial interest (excluding Doyco, Inc., and National Human Resources Committee, Inc.) for any accrued consulting services and/or notes or obligations payable;


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Seller's and shareholders' obligations pursuant to any Waiver and Consent
Agreement between Team Pros America Corporation and its stockholders except as set forth below (the "Excluded Liabilities").

                    Buyer shall assume and agree to pay or perform only the obligations and liabilities of Seller expressly set forth below (the "Assumed Obligations").

               The Assumed Obligations are:

                    (a) the Current Liabilities of Seller. For purposes of this
               Agreement, the "Current Liabilities" shall mean the obligations and liabilities of Seller for accrued expenses and accounts payable of Seller related solely to the operation of the purchased business (other than liabilities for income, withholding, and franchise taxes), each as determined under GAAP and which are identified on the October 31, 1997, balance sheet, as well as those liabilities or obligations incurred since October 31, 1997, in the ordinary and normal course of Seller's business and as may be listed on Schedule 1.03(a) of the Disclosure Schedules; and

                    (b) the obligations or liabilities of Seller in, to and
               under the leases, contracts, agreements, purchase orders, customer orders and work orders included in the Purchased Assets pursuant to Section 1.01 of this Agreement; and

                    (c) the obligation or liability of Seller in, to, and under a certain demand note for a FIFTY-SIX THOUSAND DOLLAR ($56,000) loan by Doyco, Inc., Pension Plan (copies of the note are attached to this Agreement as Schedule 1.03(c) of the Disclosure Schedules); and

                    (d) the obligation or liability of Seller's existing three
               (3) principals on approximately ONE HUNDRED THOUSAND DOLLAR ($100,000) working capital loan payable to American Commercial Holdings, Inc., and a SIXTY-FIVE THOUSAND DOLLAR ($65,000) working capital loan payable to American Architectural Products Corporation (copies of the notes representing this working capital loan shall be attached to this Agreement as Schedule 1.03(d) of the Disclosure Schedules); and

                    (e) the obligation or liability of Seller or shareholders
               for all of Seller's real or personal property taxes payable to the Oakland County, Michigan, Treasurer, which encumber the Owned Real Property or any of the Purchased Assets.

                    (f) the debt obligation of Seller and shareholders of
               approximately ONE MILLION THREE HUNDRED FIFTEEN THOUSAND SEVEN HUNDRED NINETY-NINE DOLLARS SEVENTY-THREE CENTS ($1,315,799.73), as of September 29, 1997, to the National Bank of Detroit, which amount shall be paid to the lender at Closing by the Buyer. (Copies of the payoff letter of National Bank of Detroit has been attached to this Agreement as


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               Schedule 1.03(f) of the Disclosure Schedules, which shall be updated at Closing, subject to review and acceptance by Buyer.)

               SECTION 1.04. TRANSFER OF TITLE TO THE PURCHASED ASSETS. The sale, assignment, conveyance, transfer and delivery by Seller of the Purchased Assets shall be made at the Closing by such deeds, bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in Buyer, as of the Closing Date, good and marketable title to the Purchased Assets, free and clear of any liens, charges and encumbrances, except for the Assumed Obligations.

                                   ARTICLE II

                                 PURCHASE PRICE

               SECTION 2.01. THE PURCHASE PRICE. Consideration (the "Purchase Price") for the purchase of the Purchased Assets and the Purchased Business by the Buyer, shall be:

                    (a)   At the sole discretion and option of Buyer,

                          (i) Payment of Eight Hundred Thousand Dollars
                    ($800,000) "Cash Purchase Price") to be paid with funds received by Buyer from the Offering, provided, however, that Two Hundred Thousand Dollars ($200,000) of the cash from the payment to be made by Buyer shall be escrowed as provided in
                    Section 7.07 and Section 9.07, below. Payment of any Cash Purchase Price pursuant to this paragraph shall be made not later than five (5) business days after Buyer receives funds from the Offering; or

                          (ii) Payment of the Cash Purchase Price with funds
                    received, if at all, from financing through Comerica Bank in accordance with Buyer's current commitment with Comerica Bank, provided, however, that Two Hundred Thousand Dollars ($200,000) of the cash from the payment to be made by Buyer shall be escrowed as provided in Section 7.07 and Section 9.07, below. Payment of any Cash Purchase Price pursuant to this paragraph shall be made not later than five (5) business days after Buyer receives funding, if at all, from Comerica Bank; or

                          (iii) transfer and delivery by Buyer of Ninety-Two
                    Thousand Three Hundred Eight (92,308) shares of common stock of AAPC, subject to adjustment pursuant to Section 2.02, if applicable; and

                                (1) the transfer and delivery by Buyer of Thirty
                    Thousand Seven Hundred Seventy (30,770) shares of common stock of AAPC subject to a certain Put Option Agreement (said shares shall not be subject to any adjustment pursuant to Section 2.02);



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                     (b) Transfer and delivery by Buyer of a certain option
               agreement to Seller permitting Seller or its shareholders to purchase up to Forty Thousand (40,000) shares of common stock of AAPC for a period of eighteen (18) months at an exercise price of SIX DOLLARS FIFTY CENTS ($6.50) per share (the "Option Agreement") subject to the terms of the Option Agreement; and

                     (c) An assumption by Buyer of the Assumed Obligations
               described in Section 1.03 above.


               SECTION 2.02. CONTINGENT ADJUSTMENT TO THE PURCHASE PRICE. If the average closing price of common stock of AAPC (hereinafter "Share") as reported at closing of trades made on the NASDAQ Bulletin Board (hereinafter "Average Weighted Share Value") for the twenty (20) trading dates commencing with the termination of the twelve (12)-month holding period after transfer and delivery of the shares pursuant to Section 2.01(a)ii) (hereinafter the "Adjustment Review Period") (which period shall end on __________), is less than $6.50, then the provisions of this Section shall apply. If the Average Weighted Share Value of shares during the Adjustment Review Period is equal to or greater than $6.50 per share, there shall be no adjustment pursuant to this Section. If, however, during the Adjustment Review Period the Average Weighted Share Value is less than $6.50 per share, then Buyer shall deliver to Seller, at Buyer's option, either

                     (a) additional Shares as soon as reasonably possible (but
               not to exceed thirty (30) days) after the end of the Adjustment Review Period, with a total share value equal to the sum of SIX HUNDRED THOUSAND DOLLARS ($600,000) less the Average Weighted Share Value at the end of the Adjustment Review Period multiplied by 92,308. Any additional shares delivered pursuant to this paragraph shall be registered Shares, subject to Buyer's underwriters approval; or

                     (b) cash, as soon as reasonably possible (but not to exceed thirty (30) days after the end of the Adjustment Review Period, in an amount equal to the sum of SIX HUNDRED THOUSAND DOLLARS ($600,000) less the Average Weighted Share Value at the end of the Adjustment Review Period multiplied by 92,308.

               SECTION 2.03. TAXES. Seller shall pay all taxes, including income and transfer taxes, if any, arising out of the sale of the Purchased Business to Buyer, if any.

                                   ARTICLE III

                                     CLOSING

               SECTION 3.01. THE CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of American Architectural Products, Inc., 755 Boardman-Canfield Road, Southbridge Executive Center, Building G-West, Boardman, OH 44512, upon the satisfaction of all the contingencies contained in this Agreement, including specifically the receipt by Buyer of funds from either the Offering or Comerica Bank in


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accordance with Buyer's current commitment, but in no event later than December
31, 1997, unless otherwise agreed to in writing by Buyer and Seller (the "Closing Date").

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

               As a material inducement to Buyer to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, Seller and each of the Shareholders represents and warrants to Buyer as follows:

               SECTION 4.01. ORGANIZATION; POWER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Michigan and is qualified as a foreign corporation and in good standing in every other state where the failure to so qualify would have a material adverse effect on the financial condition, business, assets or results of operations of the Purchased Business taken as a whole (a "Material Adverse Effect"). Seller has all of the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted. The persons executing this Agreement as Shareholders constitute all of the persons who own, beneficially or of record, any shares of capital stock of the Seller. Except as set forth on Schedule 1.01, Seller does not (a) own, of record or beneficially, any outstanding voting securities of or other equity security interests in any corporation, partnership, association, joint venture or other entity or (b) control (directly or indirectly and alone or in combination with others) any corporation, partnership, association, joint venture, or other entity.

               Seller has all of the requisite corporate power and authority to own its right, title, and interest in a corporation named "Team Pros America Corporation" as disclosed in Schedule 1.01(p) of the Disclosure Schedules. Further, Seller has all of the requisite corporate power and authority to sell, transfer, or otherwise dispose of its interest in Team Pros America Corporation, and that Seller has received any and all necessary third-party consents or approval and any such sale, transfer, exchange, or disposition is not subject to any further restrictions, third-party consents, or approval whatsoever.

               SECTION 4.02. AUTHORITY, NO VIOLATION, ETC.

                     (a) This Agreement and the other agreements and documents
               to be executed and delivered by Seller or any Shareholder pursuant to the provisions of this Agreement constitute legal, valid and binding obligations of Seller and each Shareholder, enforceable against Seller and/or such Shareholder in accordance with their respective provisions, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained herein and therein. Except as set forth on Schedule 4.02(a) of the Disclosure Schedules, the execution and delivery of this Agreement, the consummation of the transactions


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               contemplated by this Agreement, and compliance by Seller and the
               Shareholders with the provisions of this Agreement will not:

                         (i) result in a default or give rise to any right of
                     termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Seller or any Shareholder is a party or by which Seller or any Shareholder may be bound, except for such breach or default as to which valid waivers or consents have been obtained;

                         (ii) violate any judgment, order, writ, injunction or
                     decree of any court, administrative agency or governmental body applicable to Seller; or

                         (iii) cause, or give any person grounds to cause (with
                     or without notice, the passage of time or both), the maturity of any liability or obligation of Seller to be accelerated or increased.

                     (b) Except as set forth on Schedule 4.02(b) of the
               Disclosure Schedules, the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated by this Agreement and compliance by Seller with the provisions of this Agreement will not:

                         (i) conflict with or result in a breach of any
                     provision of the organizational documents of Seller or result in a default or give rise to any right of termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which the Purchased Business, any of its assets or its business may be bound, except for such conflict, breach or default as to which valid waivers or consents have been obtained;

                         (ii) violate any judgment, order, writ, injunction or
                     decree of any court, administrative agency or governmental body applicable to the Purchased Business, its assets or its business; or

                         (iii) cause, or give any person grounds to cause (with
                     or without notice, the passage of time, or both), the maturity of any liability or obligation of the Purchased Business to be accelerated or increased.

                     (c) Except as set forth on Schedule 4.02(c), all filings,
               consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement (including any consents required under any contracts, agreements, permits, licenses, leases, notes or other instruments of the Seller in connection with the


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               change of ownership of the Purchased Business resulting from such transactions) have been obtained.

               SECTION 4.03. TAX MATTERS. Seller has accurately prepared in good faith and has duly and timely filed with the appropriate Federal, state, local or foreign governmental agencies ("Taxing Authorities") all tax returns or reports required to be filed by Seller on behalf of the Purchased Business as relate to the Purchased Business and the Purchased Assets. Except as set forth on Schedule 4.03 of the Disclosure Schedules, all taxes due and payable by the Seller with respect to the Purchased Business and the Purchased Assets to any governmental authority for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending on or before the Closing Date and all interest, penalties, assessments and deficiencies connected therewith, have been paid in full or the Seller has adequately reserved for or made accruals with respect to all taxes due and payable. All monies required to be withheld from employees of Seller for income taxes, social security and other payroll taxes have been collected or withheld and either paid to the respective governmental authorities, set aside in accounts for such payments, or accrued, reserved against, and entered upon the books of Seller. Except as set forth on Schedule 4.03, Seller has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any such taxes. Except as set forth on Schedule 4.03, Seller is not a party to any tax sharing agreement or to any pending action or proceeding nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes and no deficiency notices or reports have been received by the Purchased Business with respect to any of the tax returns of the Purchased Business. Except as set forth on Schedule 4.03, within the past five (5) years, the Purchased Business has not been subject to any Federal, state, local or foreign tax dispute or audit.

               SECTION 4.04. COMPLIANCE WITH LAWS; NO DEFAULT OR LITIGATION.

                     (a) Other than Seller and shareholders' disclosed
               default(s) on their obligations to the National Bank of Detroit, Seller is not in default or violation under (i) any contract, agreement, lease, consent, order or other commitment of the Purchased Business or (ii) any law, rule, regulation, writ, injunction, order or decree of any court or any foreign, Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality applicable to the Purchased Business or the Purchased Assets;

                     (b) there are no actions, suits, claims, investigations or legal, arbitration or administrative proceedings in progress, pending or, to the best knowledge of Seller, threatened against the Seller with respect to the consummation of the transactions contemplated by this Agreement; and

                     (c) no action, suit, or proceeding has been instituted or, to the best knowledge of Seller, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

               SECTION 4.06. LEASED PERSONAL PROPERTY. Schedule 4.06 of the Disclosure Schedules contains a true and complete list and copies of all leases and other agreements under


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which the Seller is a lessee with respect to the Purchased Business or the
Purchased Assets (including, but not limited to, tools, furniture, machinery, vehicles, equipment, or other personal property) owned by any other person (the "Leased Personal Property"). Except as set forth on Schedule 4.06, each of the leases listed in Schedule 4.06 are in full force and effect and there are no defaults thereunder on the part of the Seller or the Purchased Business, any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by the Seller.

               SECTION 4.07. FINANCIAL STATEMENTS. Seller has furnished to Buyer true and complete copies of the following financial statements of the Purchased Business (collectively referred to as the "Financial Statements"), copies of which are attached as Schedule 4.07 of the Disclosure Schedules:

                     (a) The unaudited balance sheets of the Purchased Business as of [December 31, 1996] and the related unaudited statements of shareholders' equity, operations and cash flows for each of the years in the three-year period ending December 31, 1996 (collectively, the "Prior Year Financial Statements"). The Prior Year Financial Statements have been prepared from the books and records of the Purchased Business in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods, except as provided therein, and fairly present the financial position of the Purchased Business as of the dates thereof and the results of operations and cash flows of the Purchased Business for the periods then ended.

                     (b) The unaudited balance sheet of the Purchased Business
               as of October 31, 1997, and the related consolidated statements of shareholders' equity, operations and cash flows for the eight
               (8) month period ended October 31, 1997, (collectively, the "Current Year Financial Statements"). Except as set forth on
               Schedule 4.07, the Current Year Financial Statements have been prepared from the books and records of the Purchased Business in accordance with GAAP applied on a consistent basis with prior periods (except for normal, recurring year-end adjustments), fairly present the financial position of the Purchased Business as of the date thereof, and fairly present the results of operations and cash flows of the Purchased Business for the periods then ended.

               Except as set forth on Schedule 4.07, the Purchased Business has no liabilities or obligations, fixed, contingent, accrued or otherwise which should be but are not reflected in its October 31, 1997, balance sheet as updated by Seller's September 1997 accounting entries in accordance with GAAP, except for liabilities or obligations incurred since October 31, 1997, in the ordinary and normal course of its business consistent with prior practice and which will not have a Material Adverse Effect.

               SECTION 4.08. INVENTORIES. Except as set forth on Schedule 4.08 of the Disclosure Schedules or as Seller may have reserved against in the current financial statements of the Purchased Business, no material portion of the inventories of the Purchased Business consist of items which are not merchantable or which are not suitable and usable for the production or completion of merchantable products for sale within one (1) year in the ordinary course of its business as determined in accordance with GAAP and no material portion of such inventories consists of any items which are slow-moving, obsolete or of below-standard quality. The quantities of all lines of inventories are reasonable and appropriate in the present circumstances of the Purchased Business.

               SECTION 4.10. MATERIAL CONTRACTS.

                     (a) Schedule 4.10(a) of the Disclosure Schedules lists and includes copies (except no copies of purchase orders in an amount less than Twenty-Five Thousand Dollars ($25,000) shall be included) of all contracts, leases (other than those described in
               Schedule 4.05 or Schedule 4.06 of the Disclosure Schedules, which are incorporated by reference into Schedule 4.10(a)), agreements, commitments, purchase orders, work orders, customer orders, and other arrangements, including all amendments thereto, to which the Purchased Business is a party, except for those contracts, leases, commitments, purchase orders, work orders and agreements
               (i) which were entered into in the ordinary course of business and (ii) under which the obligations of the Purchased Business have been or shall be fully discharged within ninety (90) days from the date such obligation was entered into and (iii) which individually involve an obligation or liability on the part of the Purchased Business in any amount less than Ten Thousand Dollars ($10,000) (the "Material Contracts").

                     (b) All of the Material Contracts are valid and binding
               obligations of the Seller and are in full force and effect and, except as set forth on Schedule 4.02(c), do not require the consent of any other party thereto to the sale of the Purchased Business or the Purchased Assets to Buyer hereunder to continue to be valid and binding, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained therein. Except as set forth in Schedule 4.10(b), (i) none of the payments required to be made by Seller under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder and (ii) to the best knowledge of Seller and the Purchased Business, there is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the Material Contracts.

                     (c) Except as set forth on Schedule 4.10(c), Seller is not a party to any of the following:

                         (i) any indenture, mortgage, note, guaranty, letter of
                     credit, installment obligation, agreement or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;

                         (ii) any agreement, contract, or other commitment that
                     would limit the ability of the Purchased Business (or any manager or officer thereof) to compete in any line of business or with any person or in any geographic area, or otherwise to conduct the Purchased Business as presently conducted, or to use or disclose any information in the possession of the Purchased Business;

                         (iii) any license agreement, including any agreement
                     with respect to any manufacturing rights granted to or by the Purchased Business; or

                         (iv) any joint venture or similar agreement.

                     (d) All prior contracts, leases, agreements and instruments of the Seller have been fully performed by the Purchased Business and the Purchased Business has no ongoing or unfulfilled obligations thereunder, except for a certain McKinley Contract, attached and identified on Schedule 4.10(d) of the Disclosure Schedules.

                     (e) None of the Material Contracts which requires the
               production of products or the provision of services has or may have associated with it a negative gross or net margin, as determined in accordance with GAAP.

               SECTION 4.11. ACCOUNTS AND NOTES RECEIVABLE. Schedule 4.11 of the Disclosure Schedules contains a true and complete list of unpaid accounts and notes receivable (third party and intercompany) of the Purchased Business from any other person as of October 31, 1997. Except as otherwise set forth in
Schedule 4.11 or as Seller may have reserved against in the current financial statements of the Purchased Business, all of the accounts and notes receivable as of the date of this Agreement constitute valid claims which arose in the ordinary course of the Purchased Business and, except as set forth on Schedule 4.11, there is:

                     (a) no account or note receivable debtor who has refused
               or, to the best knowledge of Seller and the Purchased Business, threatened to refuse to pay its obligations for any reason;

                     (b) no account or note receivable debtor who is, to the
               best knowledge of Seller and the Purchased Business, insolvent, unable to pay its debts as they become due, or in bankruptcy; and

                     (c) no account or note receivable pledged to any third
               party.

               SECTION 4.12. CERTAIN TRANSACTIONS; ADVERSE CHANGE. Except as set forth on Schedule 4.12 of the Disclosure Schedules, since October 31, 1997, the Purchased Business has been operated in the ordinary course and has not:

                     (a) sold or in any way transferred or otherwise disposed of any of its assets or property, except for sales of inventory in the ordinary course of its business or the disposition of other assets or property in the ordinary course of business, consistent with past practice;

                     (b) incurred any obligation or liability, absolute,
               accrued, contingent or otherwise, whether due or to become due, except liabilities and obligations incurred in the ordinary course of its business which will not have a Material Adverse Effect;

                     (c) suffered any casualty, damage, destruction, loss or any material interruption in use of any material assets or property (whether or not covered by insurance) on account of fire, flood, riot, strike or other hazard or Act of God;

                     (d) entered into any material agreement or made any
               material commitment;

                     (e) received any notice of termination of any material
               contract, lease or other agreement;

                     (f) made or suffered any material adverse change in its
               financial condition, its assets or any aspect of the business;

                     (g) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of the business;

                     (h) made (or committed to make) capital expenditures in an amount which exceeds One Hundred Thousand Dollars ($100,000) in the aggregate;

                     (i) had any actual or overtly threatened employee strikes, work stoppages, slow-downs, lock-outs or had any material change in its relationship with any of its employees, salesmen, distributors, sales representatives or independent contractors;

                     (j) made any change in the rate of compensation,
               commission, benefits, bonus or other remuneration payable or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation or other benefit to any shareholder, director, officer, employee, salesman or distributor of the Purchased Business, other than regularly scheduled increases, bonuses or benefits about which Buyer has received prior written notice;

                     (k) declared or paid any dividend or made any distribution or other payment to any Seller; or

                     (l) without limitation by the enumeration of any of the
               foregoing, except for the execution of this Agreement, entered into any transaction other than in the ordinary course of its business.

               SECTION 4.13. CUSTOMERS AND SUPPLIERS. Except as set forth on
Schedule 4.13 of the Disclosure Schedules, neither Seller nor the Purchased Business has any knowledge of any intention of or indication by a "Significant Customer" (as defined below) or a "Significant Supplier" (as defined below) to terminate its business relationship with the Purchased Business or to limit or alter its business relationship with the Purchased Business in any material respect. As used in this Agreement, (a) "Significant Customer" means any of the twenty (20) largest customers, by sales revenue, of the Purchased Business during the twelve (12) month period ending [December 31, 1996,] and (b) "Significant Supplier" means any of the fifteen (15) largest suppliers, by dollar volume, of the Purchased Business during the twelve month period ending [December 31, 1996.] Schedule 4.13 of the Disclosure Schedules contains a true and correct list of all of the Significant Customers and Significant Suppliers of the Purchased Business as of [December 31, 1996.]

               SECTION 4.14. WARRANTIES. Except as set forth on Schedule 4.14 of the Disclosure Schedules, Seller has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which are currently in force. Except as set forth on Schedule 4.14, there are no claims pending or, to the best of Seller's knowledge and the knowledge of the Purchased Business, anticipated or threatened against the Purchased Business with respect to the quality or absence of defects in such products or services.
Schedule 4.14 also sets forth the amount and nature of any warranty claims experienced by Seller in each of the years ended December 31, 1994, 1995, and 1996, and the period January 1, 1997, to the present. Seller is not subject to any liability for warranty claims which is not shown or which is in excess of the amounts shown or reserved for in the 1994, 1995, and 1996 year-end financial statements or, other than liability for warranty claims incurred in the ordinary course of business after December 31, 1996, consistent with past experience. As of October 31, 1997, Seller has adequately provided for known, unknown, anticipated, or possible future warranty claims in a manner and amount consistent with past experience.

               SECTION 4.15. LICENSES AND PERMITS.

                     (a) Seller possesses all franchises, licenses, permits,
               certificates, approvals and other authorizations necessary to own or lease and operate its assets and to conduct the business presently conducted by the Purchased Business (the "Permits").
               Schedule 4.15 of the Disclosure Schedules contains a true and complete list and copies of each of the Permits.

                     (b) Seller has fulfilled and performed its obligations
               under each of the Permits in all material respects, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits.

                     (c) Except as set forth on Schedule 4.02(c), no consent is required from the issuer of any Permit for such Permit to continue in full force and effect following the transfer of the Purchased Business and the Purchased Assets to Buyer.

               SECTION 4.16. PROPRIETARY INFORMATION. Seller owns or possesses the right to use the trade names, trademarks, trademark applications, copyrights, copyright applications, patents, patent applications, inventions, trade secrets, proprietary processes and formulae and all other proprietary technical information, whether patentable or unpatentable, directly or indirectly related to its products, services or operations or necessary to conduct the Purchased Business as presently conducted (collectively, the "Intellectual Property"). Schedule 4.16 of the Disclosure Schedules contains a true and complete list and copies of each of the patents, copyrights, trademarks, tradenames and service marks registrations and any and all pending applications therefor, owned or licensed by the Seller (along with a designation as to whether owned or licensed).

               Neither Seller nor the Purchased Business has any knowledge of any claim and neither has any reason to believe that any third party asserts ownership rights in any of the Intellectual Property of the Seller. Neither Seller nor the Purchased Business has any knowledge of any claim nor has any reason to believe that use of any Intellectual Property by the Purchased Business infringes upon any right of any third party. Neither Seller nor the Purchased Business has any knowledge nor has any reason to believe that any third party is infringing upon any of the rights of the Purchased Business in any of the Intellectual Property.

               SECTION 4.17. TITLE TO THE ASSETS OF THE PURCHASED BUSINESS; COMPLETENESS AND CONDITION OF ASSETS. Except as disclosed on Schedule 4.17, the assets owned or leased by the Seller in connection with the Purchased Business and the Purchased Assets include all of the assets and properties which are necessary to conduct the Purchased Business as presently conducted and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders and other arrangements of the Purchased Business. All of the tools, machinery and equipment of the Seller regularly used in the Purchased Business are in good operating condition, ordinary wear and tear excepted.

               SECTION 4.18. ENVIRONMENTAL MATTERS. Schedule 4.18 of the Disclosure Schedules contains (a) a description of (i) all licenses, permits, and compliance schedules and, to the best of Seller's knowledge and the knowledge of the Purchased Business, all regulatory plans which relate to the Purchased Business, together with the durations and renewal dates thereof, and
(ii) all litigation, investigations, inquiries, and other proceedings, rulings, orders or citations pending involving the Purchased Business of which Seller or the Purchased Business has received notice or, to the best of Seller's knowledge and the knowledge of the Purchased Business, threatened by government officials with respect to the Purchased Business, as the result of any actual or alleged failure of the Purchased Business to comply with any requirement of any Environmental Laws (as hereinafter defined) and (b) a complete list of all solid waste dumps and hazardous waste disposal, treatment and storage facilities which are presently or, to the best of Seller's knowledge and the knowledge of the Purchased Business, were used by the Purchased Business at any time during the three (3) year period ending on the Closing Date for disposal of hazardous waste as that term is defined in RCRA (as hereinafter defined).

               Except as disclosed on Schedule 4.18:

                              (1) Seller has received all material permits and
                      approvals, kept all material records and made all material filings required by applicable Federal, state or local laws with respect to emissions into the environment (including solids, liquids, and gases) and the proper disposal of such materials (including solid waste materials);

                              (2) Seller is not the subject of any Federal,
                     state or local investigation evaluating whether any Remedial Action (as hereinafter defined) is needed to respond to a Release (as hereinafter defined) of any Contaminant (as hereinafter defined) into the environment;

                              (3) during the three (3) year period ending on the
                     Closing Date, Seller has not filed, nor has Seller been required to file, any notice under Federal, state or local laws indicating past or present treatment, storage or disposal of a hazardous waste as defined under 40 C.F.R., Parts 260-270, or any state equivalent or reporting a spill or Release of a Contaminant at, on, under or about any property leased or used by the Purchased Business;

                              (4) except for discharges in accordance with
                     applicable Environmental Laws, the Purchased Business has not released any hazardous waste or substance onto the ground or waters of any property now or previously owned, leased or used by the Purchased Business;

                              (5) no underground storage tanks or surface
                     impoundments are located at, on or under any property now or previously owned or leased by the Purchased Business; and

                              (6) no lien in favor of any governmental authority
                     for (1) any liability under any Environmental Laws or (2) to the best of Seller's knowledge and the knowledge of the Purchased Business, damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to the property leased by the Seller on behalf of the Purchased Business.

For purposes of this Agreement:

                     (a) "Contaminant" means those substances which are
               regulated by or form the basis of liability under any Environmental Laws, including, but not limited to, asbestos and polychlorinated biphenyls ("PCBs");

                     (b) "Environmental Laws" means all applicable Federal,
               state and local laws, regulations or ordinances relative to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), the

               Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.) ("RCRA"), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136, et seq.), the Clean Water Act of 1977, as amended (33 U.S.C. Section 1251, et seq.), and the National Environmental Policy Act of 1969, as amended (42 U.S.C. Section 4321, et seq.), and any analogous state or local statutes and the regulations promulgated pursuant thereto;

                     (c) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater or property; and

                     (d) "Remedial Action" means any action required under any
               Environmental Laws to (i) clean up, remove, treat or in any other way address any Contaminant or other substance in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform preremedial studies and investigations and post-remedial monitoring and care.


               SECTION 4.19. EMPLOYEE BENEFIT PLANS.

                     (a) Schedule 4.19(a) of the Disclosure Schedules contains a true and complete list and copies of each contract, agreement, plan or arrangement which is an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained by or on behalf of the Purchased Business covering the employees of the Purchased Business or to which the Purchased Business is currently obligated to contribute (collectively, the "Employee Benefit Plans"). Except as disclosed on Schedule 4.19(a), with respect to each Employee Benefit Plan:

                         (i) as to each such Employee Benefit Plan which is a
                     "pension plan" (within the meaning of ERISA section 3(2), but not including a "multi-employer plan" within the meaning of Section 3(37) of ERISA) (a "Pension Plan"), the Pension Plan is qualified under section 401(a) of the Internal Revenue Code (the "Code"), to the extent it is intended to be so qualified, and complies in all respects with ERISA;

                         (ii) a determination letter has been received from the
                     Internal Revenue Service (or an application for such determination letter is currently pending) with respect to the tax qualified status of each Pension Plan and the Purchased Business has satisfied all conditions to which each such determination letter is subject;

                         (iii) no Pension Plan has an "accumulated funding
                     deficiency," whether or not waived, as defined in section 302(a)(2) of ERISA;

                         (iv) no "reportable event" within the meaning of
                     section 4043(b) of ERISA has occurred with respect to any Pension Plan;

                         (v) no notice of intent to terminate any Pension Plan
                     that is subject to Subtitle B of Title IV of ERISA has been provided to participants or filed with the Pension Benefit Guaranty Corporation ("PBGC") under section 4041 of ERISA, nor has the PBGC instituted any proceeding under section 4042 of ERISA to terminate any Pension Plan, nor has there been, since January 1, 1976, any termination or partial termination of any such Pension Plan within the meaning of
                     Section 411(d)(3) of the Code;

                         (vi) there has been no non-exempt "prohibited
                     transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any such Employee Benefit Plan; and

                         (vii) all disclosures and filings respecting each such
                     plan required under ERISA or the Code has been timely provided and each Employee Benefit Plan has been administered in all respects in accordance with its governing documents and is in compliance with all applicable laws including, specifically, the Retirement Equity Act of 1984 and the Consolidated Omnibus Budget Reconciliation Act of 1985.

                     (b) Except as disclosed on Schedule 4.19(b), with respect
               to each Employee Benefit Plan, there are no pending claims, investigations or causes of action as to which the Purchased Business has received notice and, to the best of Seller's knowledge and the knowledge of the Purchased Business, no claims are planned or threatened against any Employee Benefit Plan or fiduciary of any Employee Benefit Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any Employee Benefit Plan.

                     (c) Except as disclosed on Schedule 4.19(c), the Purchased
               Business has no liability, jointly or otherwise, for (i) any pension plan for which the Purchased Business or a member of the Seller's controlled group (within the meaning of Section 4001(b) of ERISA (a "Controlled Group") is or was a contributing sponsor that is subject to Subtitle B of Title IV of ERISA, or (ii) any withdrawal liability demanded or yet to be demanded under Title IV of ERISA by any multi-employer plan within the meaning of
               Section 3(37) of ERISA (a "Multi-Employer Plan") for a complete or partial withdrawal from such Multi-Employer Plan for any Controlled Group of which the Purchased Business is or was a member.

                     (d) Except as disclosed on Schedule 4.19(d), neither Seller nor the Purchased Business has made any representation to or agreement with any of the employees of the Purchased Business (whether written or oral) with respect to (i) the provision of any employee benefits by Buyer or the Purchased Business beyond the Closing Date, or (ii) the continuation of any benefits by Buyer or the Purchased Business beyond the Closing Date under any of the Employee Benefit Plans.

               SECTION 4.20. LITIGATION; PRODUCT LIABILITY; WORKERS'
COMPENSATION.

                     (a) Except as disclosed on Schedule 4.20(a) of the
               Disclosure Schedules, there is no litigation, suit, proceeding, action, claim or investigation against the Purchased Business before any governmental authority and there are no facts known to Seller or the Purchased Business that might reasonably be expected to result in any such litigation, suit, proceeding, action, claim or investigation. The Purchased Business is not subject to or in default with respect to any presently existing order, writ, injunction, decree or written notice received by the Purchased Business of any governmental authority.

                     (b) Except as disclosed on Schedule 4.20(b) of the
               Disclosure Schedules, there have been no material warranty, charge back or product liability claims made against the Purchased Business for the three (3) year period prior to the date of this Agreement.

                     (c) Except as disclosed on Schedule 4.20(c) of the
               Disclosure Schedules, there are no workers' compensation claims involving the Purchased Business for which any current or former employee of the Purchased Business is receiving ongoing medical or wage benefits.

               SECTION 4.21. EMPLOYEES, CONSULTANTS AND INDEPENDENT CONTRACTORS.

                     (a) Set forth on Schedule 4.21(a) of the Disclosure
               Schedules is a true and complete list of each person employed by the Purchased Business as of seven (7) days prior to the Closing Date which identifies each such person by name, social security number, date of hire, current compensation, date of birth, sex and status as an hourly or salaried employee. Schedule 4.21(a) identifies persons who are not actively-at-work as of such date, describes the date such inactive status commenced, the cause of such inactive status at the date such inactive status commenced (e.g. layoff, leave of absence or disability) and lists the employee benefits, workers' compensation benefits and any other compensation or benefits applicable to each such person as of the Closing Date. For purposes of this Schedule 4.21(a), persons absent due to vacation shall be considered to be actively-at-work.

                     (b) Schedule 4.19(a) and Schedule 4.21(b) of the Disclosure
               Schedules set forth a true and complete list and copies of all agreements with any of the current or former employees, consultants and independent contractors of the Purchased Business to which the Seller is a party or by which it is bound and, in any such case, pursuant to which the Purchased Business has any continuing obligations.

                     (c) Schedule 4.21(c) of the Disclosure Schedules sets forth a true and complete list of all consultants and independent contractors of the Purchased Business who had, during the twelve
               (12) month period ended [December 31, 1996,] received remuneration from the Purchased Business in excess of Twenty Thousand Dollars ($20,000) together with the current compensation for each such consultant and independent contractor, other than legal and accounting.

               SECTION 4.22. INSURANCE. Schedule 4.22 of the Disclosure Schedules sets forth a true and complete list and copies of all policies of liability, theft, fidelity, fire, product liability, workers' compensation and other forms of insurance held by the Purchased Business, and specifies the insurer, amount of coverage, type of insurance and policy numbers. Schedule 4.22 also sets forth any pending claims under such policies. The policies listed in
Schedule 4.22 are outstanding and in full force and effect and all premiums due and payable with respect to such policies have been paid in full.

                                    ARTICLE V

                     WARRANTIES AND REPRESENTATIONS OF BUYER

               As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to Seller as follows:

               SECTION 5.01. ORGANIZATION; POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all the requisite corporate power and authority to own, lease and operate its business as it is now being conducted and to enter into this Agreement.

               SECTION 5.02. AUTHORITY, NO VIOLATION, ETC. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement, and the other agreements and documents to be executed and delivered by Buyer pursuant to the provisions of this Agreement, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective provisions and conditions, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles of general application affecting the rights of creditors and (ii) general principles of equity affecting the right to specific enforceability of any of the remedies contained herein and therein. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance by Buyer with the provisions of this Agreement will not:

                     (a) conflict with or result in a breach of any provision of the organizational documents of Buyer or result in a default or give rise to any right of termination, cancellation or acceleration under any of the provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer, any of its assets or its business may be bound, except for such conflict, breach or default as to which valid waivers or consents have been obtained;

                     (b) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Buyer, its assets or its business; or

                     (c) cause, or give any person grounds to cause (with or
               without notice, the passage of time, or both), the maturity of any liability or obligation of Buyer to be accelerated or increased.

               All filings, consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been or will be obtained.

               SECTION 5.03. NO LITIGATION. No action, suit or proceeding has been instituted or, to the best knowledge of Buyer, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

                                   ARTICLE VI

           DELIVERIES AND CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

               SECTION 6.01. DELIVERIES TO SELLER AT THE CLOSING. At the Closing, and simultaneously with the deliveries to Buyer specified in Section
6.02 of this Agreement or as otherwise agreed, Buyer shall deliver or cause to be delivered to Seller, or Seller's principals, the following:

                     (a) Payment of the Purchase Price at Buyer's sole option
               and discretion as provided in any of Section 2.01(a)(i) or
               Section 2.01(a)(ii) or Section 2.01(a)(iii);

                     (b) an Option to Seller permitting Seller or its
               shareholders to purchase up to Forty Thousand (40,000) additional shares of common stock of AAPC for a period of eighteen (18) months at an exercise price of SIX DOLLARS FIFTY CENTS ($6.50) per share in accordance with a certain Option Agreement; and

                     (c) payment by cash or certified check in the amount of
               FIFTY-SIX THOUSAND DOLLARS ($56,000) to Doyco, Inc., Pension Plan, which represents full payment on a note from Doyco, Inc., Pension Plan to the Seller; and

                     (d) payment by cash or certified check jointly to Seller
               and the Oakland County Treasurer in such an amount which represents full payment of

               Seller's obligation or liability for certain real estate or personal property taxes payable to the Oakland County, Michigan, Treasurer, which amounts shall be conveyed by Seller to the Oakland County, Michigan, Treasurer, and all encumbrances on the Owned Real Property or any of the Purchased Assets released at that time.

                     (e) any other documents or instruments of conveyance and
               transfer as Seller may reasonably request for the purpose of assigning, transferring, granting, conveying and confirming the sale of the Purchased Business and the Purchased Assets or any part thereof to Buyer.

               SECTION 6.02. DELIVERIES TO BUYER AT THE CLOSING. At the Closing, and simultaneously with the deliveries to Seller specified in Section 6.01 of this Agreement, Seller shall deliver or cause to be delivered to Buyer the following:

                     (a) a duly executed Bill of Sale;

                     (b) UCC financing statements or similar instruments or
               documents duly executed by any lienholders releasing their security interests, if any, in the Purchased Assets;

                     (c) a duly executed Receipt;

                     (d) Non-Competition Agreements in form and substance
               satisfactory to Buyer executed by Seller and each of the principals of Seller and each shareholder of Seller. Said Non-Competition Agreements shall provide that Seller and each shareholder of Seller shall refrain from competing in any manner with the business being acquired by Buyer;

                     (e) written documentation of the release of all liens
               against the real property of Seller, including, but not limited to written documentation of the release of all liens against the real property of the Buyer, including documents indicating that such releases have been recorded in the Oakland County Recorder's Office;

                     (f) written documentation regarding the payment and
               satisfaction of any and all tax liability to the City of Detroit with regard to any issue, including specifically a certain withholding tax dispute which has been disclosed to Buyer in
               Schedule 4.03. To the extent Seller and/or its shareholders fail to pay and satisfy any and all tax liability to the City of Detroit at or prior to Closing, written documentation of said payment and satisfaction of any and all tax liabilities to the City of Detroit will be provided no later than December 31, 1997;

                     (g) a Waiver and Consent Agreement duly executed by each
               stockholder of Team Pros America Corporation granting Seller all the requisite corporate power and authority to sell, transfer, or otherwise dispose of its interest in Team Pros America Corporation to Buyer;

                     (h) all right, title and interest of Seller in the stock of a certain corporation named Team Pros America Corporation, including the stock certificates, together with fully executed stock powers; and

                     (i) any other documents or instruments of conveyance and
               transfer as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying and confirming the sale of the Purchased Business and the Purchased Assets or any part thereof to Buyer.

               SECTION 6.03. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing of the following conditions:

                     (a) Buyer, in the exercise of its sole discretion, shall
               have opted to exercise any of the three (3) payment options in
               Section 2.01(a). The parties hereto recognize that whether the consideration for the transactions contemplated by this Agreement include payment of a Cash Purchase Price as defined in Section 2.01(a)(i) or (ii) or an Exchange of Assets for Stock, as described in Section 2.01(a)(iii) and Section 2.02, that any financing required to satisfy the Purchase Price described in
               Section 2.01 to be received from Comerica Bank shall be in accordance with Buyer's current commitment with Comerica Bank for any such financing.

                     (b) There shall have been no material breach by Seller or
               any shareholder in the performance of any of its covenants, representations, warranties, and agreements herein; each of the representations and warranties of Seller and shareholders contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer. There shall have been delivered to the Buyer a certificate to such effect, dated the Closing date, signed by each of the shareholders and by and on behalf of the Seller.

                     (c) Between the date hereof and the Closing, there shall
               have been

                         (i) no material adverse change in the Purchased
                     Business, Purchased Assets or the Seller's business or the financial condition, property, prospects, operations, liabilities, profits, or condition (financial or otherwise) of Seller; and

                         (ii) Seller shall have made no capital expenditure in
                     excess of One Hundred Thousand Dollars ($100,000) in the aggregate without prior written consent of Buyer; and

                         (iii) Seller shall have made no increase in wages,
                     salaries or benefits to any principal, shareholder agent and/or employee of Seller except for regularly scheduled increases about which the Buyer has received prior notice; and

                         (iv) there shall have been no material adverse federal
                     or state legislative or regulatory change effecting the Purchased Business, the Purchased Assets or Seller's operations, products or services; and

                         (v) there shall have been no material damage to the
                     Purchased Business or the Purchased Assets by fire, flood, casualty, act of God, or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to the Buyer a certificate to such effect dated as of the Closing signed by each of the shareholders and by and on behalf of Seller.

                     (d) There shall have been no action, suit, investigation or proceeding instituted or threatened by any governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

                     (e) Parties shall have received all governmental and
               regulatory approvals and actions necessary to consummate the transactions contemplated by this Agreement.

                     (f) Seller shall have received consents, in form and
               substance reasonably satisfactory to the Buyer, to the transactions contemplated by this Agreement from all appropriate governmental authorities and from the other parties to all contracts, leases, agreements, and permits to which Seller or any shareholder is a party or by which Seller, any shareholder or any of the Purchased Assets are affected and which otherwise require such consent prior to the Closing or, in the good faith judgment of the Buyer, are necessary to prevent an adverse change in the Purchased Business or Purchased Assets or in the operations, liabilities, profits, prospects or condition (financial or otherwise), of Seller.

                     (g) Seller and Seller's shareholders shall have executed a
               Non-Competition Agreement in form and substance acceptable to Buyer which provides that Seller and Seller's shareholders shall refrain from competing in any manner with the Purchased Business that Buyer is acquiring as part of this Agreement.

                     (h) Seller and Shareholders shall have received any and all necessary waivers and consents from Team Pros America Corporation, a Delaware corporation, and its stockholders to permit Seller to transfer all of its right, title, and interest in the stock of Team Pros America Corporation. Further, Seller and shareholders shall comply with any and all other requirements from Team Pros

               America Corporation as part of any Waiver and Consent Agreement. Seller and shareholders also agree that their obligations under the Waiver and Consent Agreement with Team Pros America Corporation and its stockholders will survive the Closing of this transaction.

                     (i) Seller and Shareholders shall have resolved any and all tax disputes or audits with any federal, state, local or foreign government agency and Seller and Shareholders shall have secured and recorded any necessary releases to insure that none of the purchased assets are encumbered as a result of any tax dispute or liability of Seller or any of Shareholders.

                     (j) Seller shall have forgiven any and all debt from its
               Shareholders at Closing, and Seller shall produce written documentation regarding the forgiveness of the debt of the Seller held by each Shareholder of Seller.

                     (k) All matters, proceedings, instruments, and documents
               required to carry out this Agreement or incidental thereto and all other relevant legal matters shall be reasonably satisfactory to counsel for the Buyer.

                                   ARTICLE VII

                       ADDITIONAL COVENANTS OF THE PARTIES

               SECTION 7.01. FURTHER ASSURANCES. Seller, after the Closing, without further consideration, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming the Purchased Business or the Purchased Assets or any part thereof to Buyer.

               SECTION 7.02. ACCESS TO RECORDS. For a period of five (5) years after the Closing Date, Buyer shall retain or cause the Purchased Business to retain and make the books and records of the Purchased Business available for inspection by Seller or its duly authorized representatives and Seller and its representatives shall have reasonable access to (including the right to make copies), all of such books and records, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Purchased Business or the Purchased Assets prior to the Closing. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.02. After such five (5) year period, all such records may be destroyed by Buyer or the Purchased Business, unless Seller reasonably requests that such records be retained, at Seller's expense.

               SECTION 7.03. PUBLIC STATEMENTS. Except for disclosures required by applicable law and subject to the provisions of Section 10.14, Buyer and Seller shall mutually agree upon the timing and content of any and all announcements and public statements relating to the signing of this Agreement and the transactions contemplated by this Agreement.

               SECTION 7.04. CHECKS AND DRAFTS. Seller shall honor (whether presented before, on or after the Closing) all checks and drafts drawn by it on or prior to the Closing to pay trade payables and accrued expenses of the Purchased Business in conducting the Purchased Business in the ordinary course.

               SECTION 7.05. EXERCISE OF PURCHASE PRICE OPTIONS. The parties hereto recognize that a portion of the Purchase Price described in Section 2.01(a) provides Buyer with three (3) alternative payment options. The parties hereto recognize that Buyer, in its sole discretion, may exercise any of these three (3) payment options in Section 2.01(a). The parties also recognize that whether the consideration for the transactions contemplated by this Agreement include any financing required from Comerica Bank, said financing shall be in accordance with Buyer's current commitment with Comerica Bank for any such financing.

               SECTION 7.06. ESCROW AGREEMENT. Seller agrees to the placement of TWO HUNDRED THOUSAND DOLLARS ($200,000) of any Cash Purchase Price referenced in
Section 2.01(a)(i) or (ii) above, into an interest-bearing escrow account pursuant to a certain Escrow Agreement, which shall be on terms and conditions acceptable to Buyer, at its sole discretion (the "Escrow Agreement"). The Escrow Agreement shall provide for the escrow of TWO HUNDRED THOUSAND DOLLARS ($200,000) to indemnify Buyer for damages pursuant to Article IX of this Agreement. The Escrow Agreement shall provide for Buyer's Accountant to serve as Escrow Agent. But for unforeseen circumstances in regard to such audit, the Escrow Agreement shall terminate upon the earlier of thirty (30) days after the completion of Seller's 1997 year-end financial audit or April 1, 1998.

                                  ARTICLE VIII

                              BULK SALES COMPLIANCE

               SECTION 8.01. BULK SALES COMPLIANCE. Each of Buyer, Seller, and the Purchased Business have issued a notice in compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales. In accordance with the provisions of Section 9.01 of this Agreement, Seller and its shareholders shall indemnify and hold Buyer harmless from and against any and all losses, costs, damages, claims or expenses which Buyer may sustain by reason of Seller's failure to provide accurate information in regard to compliance with such bulk transfer or bulk sales provisions.

                                   ARTICLE IX

                                 INDEMNIFICATION

               SECTION 9.01. INDEMNIFICATION BY SELLER AND SHAREHOLDERS. Subject to the limitation contained in Section 9.07, below, Seller and its Shareholders shall indemnify, defend and hold each of Buyer and the Purchased Business and their respective successors, permitted assigns, shareholders, directors, officers, employees and other affiliates (collectively, "Buyer's Indemnified Persons") harmless from and against any loss, damage, liability, claim, action, cause of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and expenses including, but not limited to, reasonable attorneys', accountants', investigators' and experts' fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any such claim (collectively "Damages"), arising out of or in any way relating to:

                     (a) the failure by Seller or Shareholders to substantially perform any of its material obligations under this Agreement;

                     (b) the failure by Seller or Shareholders to discharge when due any Excluded Liability;

                     (c) any misrepresentation in or breach of the
               representations and warranties of Seller or Shareholders or the failure of Seller or its Shareholders to perform any of its covenants or obligations contained in this Agreement or in any instrument or document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                     (d) except for liabilities and obligations reflected in the
               October 31, 1997, balance sheet and those liabilities and obligations incurred since October 31, 1997, in the ordinary and normal course of the Purchased Business consistent with prior practice and disclosed to Buyer (the "Assumed Obligations"), the operation of the Purchased Business on or prior to the Closing Date, including all claims and proceedings the facts forming the basis for which occurred on or prior to the Closing Date, whether or not disclosed by Seller to Buyer;

                     (e) any actions, claims, suits or proceedings asserted by
               third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of the Purchased Business on or prior to the Closing Date;

                     (f) any action, claim, suit, proceeding, or obligation of
               Seller and/or shareholders with regard to any and all tax filings, disputes, or audits with any federal, state, local, or foreign government agency, regardless of whether Seller and shareholders shall have disclosed issues with regard to any such tax filings, disputes, or audits to Buyer;

                     (g) any workers' compensation claims of any employee or
               former employee of the Purchased Business relating to events occurring on or prior to the Closing Date;

                     (h) any Environmental Claim (as hereinafter defined)
               arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation or removal of any Contaminant arising out of or based upon the operation of the Purchased Business on or prior to the Closing Date (Buyer and Seller agreeing that the disclosures made pursuant to Schedule 4.18 or any attachment thereto in no way limit the right of any of Buyer's Indemnified Persons to indemnification under this Section 9.01);

                     (i) except for the Assumed Obligations, any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, workers' compensation, tuition assistance, death benefits and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the Closing Date or on or after the Closing Date with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees of the Purchased Business who have ceased employment with the Purchased Business on or prior to the Closing Date and
               (ii) employees of the Purchased Business who, on the Closing Date, are on medical leave, maternity leave, temporary lay-off or disability and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date;

                     (j) except for the Assumed Obligations, all claims,
               investigations by third parties other than Buyer, actions, suits, proceedings, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing; or

                     (k) any misrepresentation in or failure to provide accurate information or representations with regard to the due diligence requests which preceded this Agreement or in any instrument or document furnished or to be furnished by Seller pursuant to this Agreement.

                     (l) any liability of the Seller and the Shareholders with
               regard to the treatment of the transaction contemplated by this Agreement as being a C reorganization within the meaning of
               Section 368(a)(1)(C) of the Code.

Seller shall only be obligated to indemnify Buyer to the extent the above amounts exceed the proceeds of Seller's insurance, if any, paid to Buyer covering the claims or recoveries from third parties. Buyer and Seller mutually agree to waive any right of subrogation against the other which might be asserted by either party's insurer(s).

               "Environmental Claim" means any notice of any violation, claim, demand, abatement or other order (conditional or otherwise) by any governmental authority or any person (other than Buyer's Indemnified Persons) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse affects on the environment or for fines, penalties or restrictions, resulting from or based upon (i) the existence or the continuation of the existence of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from or related to the Purchased Business in amounts in excess of the applicable legal standards, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants or other substances in connection with the operation of the Purchased Business or (iii) the violation, or alleged violation, of any presently enacted or pending statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the operation of the Purchased Business; provided, however, that any of Buyer's Indemnified Persons shall have the right to pursue an Environmental Claim against Seller in the event any of them suffer or incur any bona fide personal injury or property damage.

               SECTION 9.02. INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold Seller and its successors or assigns (collectively, "Seller's Indemnified Persons") harmless from and against any loss, damage, liability, claim, action, cause of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and expenses including, but not limited to, reasonable attorneys', accountants', investigators' and experts' fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any such claim (collectively "Damages"), arising out of or in any way relating to:

                     (a) any misrepresentation in or breach of the
               representations and warranties of Buyer or the failure of Buyer to perform any of its covenants or obligations contained in this Agreement or in any instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                     (b) Any liabilities, obligations, claims, suits or
               proceedings asserted by third parties due to, arising out of, or by reason of the operation of the Purchased Business after the Closing Date except for those items referred to in Section 9.01 of this Agreement;

                     (c) the Assumed Obligations; or

                     (d) all claims, investigations, actions, suits,
               proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing.

               SECTION 9.03. NOTICE. If any person believes that he, she or it has suffered or incurred any Damages, that person shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Damages, all with reasonable particularity to permit the indemnifying party to assess the nature and cost of the claim. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any person intends to claim any liability or expense as Damages under this
Article IX, such person shall promptly notify the indemnifying party of such action.

               SECTION 9.04. DEFENSE OF CLAIMS. The indemnifying party shall have thirty (30) calendar days after receipt of either notice referred to in
Section 9.03 of this Agreement to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified person shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified person, promptly pay the indemnified person in accordance with the other provisions of this Article IX the amount of any Damages resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing at its sole expense, the conduct and settlement of such action or suit, and the indemnified person shall cooperate with the indemnifying party in connection therewith; provided, however, that (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge securing the claims indemnified hereunder upon any asset of the indemnified person, (b) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified person without the written consent of the indemnified person, (c) the indemnifying party shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne by the indemnified person except as provided in clause (d) below, and (d) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Article IX (subject to the provisions of Section 9.07 of this Agreement) the indemnified person for the full amount of any Damages resulting from such action or suit and all reasonable and related expenses incurred by the indemnified person, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified person shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified person shall have the right to pay or settle any such action or suit, provided that in such event the indemnified person shall waive any right to indemnity therefor from the indemnifying party and no amount in respect therefor shall be claimed as Damages under this Article IX.

               SECTION 9.05. ENVIRONMENTAL MATTERS. Seller shall, at its sole expense and in the manner reasonably determined by Seller, conduct or direct any environmental clean-up or remediation which is required by law after the date of Closing for which Seller is responsible under this Agreement; provided, however, Seller will provide Buyer with a complete copy of any governmental filing or submission at the time it is made. Buyer agrees to cooperate with Seller in connection with any such clean-up or remediation including, without limitation, making relevant personnel and records available to Seller at all reasonable times at a reasonable charge to be agreed upon between Buyer and Seller.

               SECTION 9.06. COOPERATION. If requested by the indemnifying party, the indemnified person shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim or any cross-complaint against any person and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

               SECTION 9.07. LIMITATION. Notwithstanding anything to the contrary, Seller or its Shareholders shall have no liability to Buyer's Indemnified Persons for indemnification under this Article IX unless and until the aggregate amount of Damages exceeds ONE HUNDRED THOUSAND DOLLARS ($100,000). In the event that the aggregate Damages exceed the ONE HUNDRED THOUSAND DOLLAR ($100,000) threshold, Seller shall have liability for indemnification under this
Article IX for Damages. A certain warranty issue was disclosed to Buyer prior to Closing, and Seller has given a credit to a customer for THIRTY-FIVE THOUSAND DOLLARS ($35,000). Said THIRTY-FIVE THOUSAND DOLLAR ($35,000) credit shall be deducted from the ONE HUNDRED THOUSAND DOLLAR ($100,000) threshold. Accordingly, as of the signing of this Agreement, THIRTY-FIVE THOUSAND DOLLARS ($35,000) in damages have already been aggregated towards the ONE HUNDRED THOUSAND DOLLAR ($100,000) threshold. However, Seller's liability for indemnification under
Article IX for Damages shall not exceed EIGHT HUNDRED THOUSAND DOLLARS NO CENTS ($800,000). No claim or cause of action or asserted liability for indemnification under this Article IX shall be valid if made after two (2) years. Failure to institute a claim or cause of action within such period will constitute an absolute bar to the institution of any proceedings or actions based upon, and will constitute a waiver of, all the claims and/or causes of action not so asserted.

Further, Seller has agreed, pursuant to the Escrow Agreement and Section 7.07 of this Agreement, to escrow TWO HUNDRED THOUSAND DOLLARS ($200,000) of any Cash Purchase Price referenced in Section 2.01(a)(i) or (ii) into an interest-bearing escrow account for possible indemnification pursuant to Article IX of this Agreement.

               SECTION 9.08. PAYMENT OF DAMAGES. The indemnifying party shall promptly pay to the indemnified person in immediately available funds the amount of any Damages to which the indemnified person is entitled by reason of the provisions of this Agreement. The parties covenant that any payment made pursuant to this Article IX will be treated by the parties on their respective tax returns as an adjustment to the Purchase Price.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

               SECTION 10.01. EXPENSES. Each of the parties shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement. In addition, Seller shall pay all costs and expenses incurred by the Purchased Business in connection with carrying out the transactions contemplated by this Agreement.

               SECTION 10.02. HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

               SECTION 10.03. ENTIRE AGREEMENT. This Agreement, including preamble, recitals, and articles, as well as the Disclosure Schedules referred to in this Agreement which form a part of this Agreement, and the instruments and documents to be delivered by the parties pursuant to the provisions of this Agreement, contain the entire understanding of the parties with respect to the transactions contemplated by this Agreement. There are no representations, warranties, covenants or undertakings other than those expressly set forth or provided for in this Agreement and such other instruments and documents. This Agreement supersedes all agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.

               SECTION 10.04. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained in this Agreement and so waive performance of any of the obligations of the other party to this Agreement and any defaults under this Agreement; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default under this Agreement, nor shall any waiver constitute a continuing waiver.

               SECTION 10.05. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile signatures, each of which shall be deemed an original.

               SECTION 10.06. DISCLOSURE SCHEDULES. All Disclosure Schedules attached to this Agreement are incorporated in this Agreement and made a part of this Agreement in the same manner as if such schedules were set forth at length in the text of this Agreement.

               SECTION 10.07. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns; provided, however, (a) neither this Agreement nor any of the obligations under this Agreement may be assigned by Seller without the prior written consent of Buyer and (b) Buyer may assign its rights under this Agreement to lenders of the Buyer or the Purchased Business for collateral security purposes. No such assignment shall relieve Buyer of any of its obligations under this Agreement.

               SECTION 10.08. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant to this Agreement and the indemnification rights and obligations with respect thereto set forth in Article IX of this Agreement shall survive the Closing Date for a period of four (4) years, at which time such representations, warranties and indemnification rights and obligations with respect thereto shall expire; provided, however, notwithstanding the foregoing,
(a) the rights and obligations with respect to indemnification as provided in
Article IX shall continue with respect to any matter for which indemnification had been properly sought in writing prior to the expiration of such survival period, (b) all representations and warranties as to the title of the Purchased Business and the Purchased Assets set forth in Section 4.17 of this Agreement and the indemnification rights and obligations with respect thereto shall survive without any expiration and (c) all representations and warranties as to environmental matters set forth in Section 4.18 of this Agreement and the indemnification rights and obligations with respect thereto set forth in Article IX of this Agreement shall survive the Closing Date for a period of seven (7) years.

               SECTION 10.09. NOTICES. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier or (c) on the third (3rd) business day after deposit in the U.S. mail if mailed to the party to whom notice is to be given by certified or registered mail, return receipt required, postage prepaid and properly addressed as follows:

                  If to Buyer:      Modern Window Acquisition Corporation
                                    755 Boardman-Canfield Road
                                    Southbridge Executive Center
                                    Building "G" West
                                    Boardman, Ohio  44512
                                    Attn: Frank J. Amedia, President
                                    Telecopy No.:  (330) 965-9915

                  with a copy to:   Modern Window Acquisition Corporation
                                    812 Huron Road, East, No. 880
                                    Cleveland, Ohio 44115
                                    Attn: James E. Phillips, Esq., Counsel
                                    Telecopy No.:  (216) 687-6740

                  if to Seller:     Modern Window Corporation
                                    Edmund H. Doyle
                                    4463 Barchester Drive
                                    Bloomfield Hills, MI 48302

                                    Modern Window Corporation
                                    Donald Lifton
                                    1198 Charrington Drive
                                    Bloomfield Hills, MI 48301

               SECTION 10.10. GENDER. Any reference to the masculine, feminine or neuter gender shall be deemed to include each other gender unless the context otherwise requires.

               SECTION 10.11. KNOWLEDGE OF SELLER AND THE PURCHASED BUSINESS. As used in this Agreement, the phrase "to the knowledge of Seller and the Purchased Business" or phrases of like import shall mean and be construed as the collective knowledge of Seller and the officers of the Purchased Business identified on Schedule 10.11 of the Disclosure Schedules.

               SECTION 10.12. GOVERNING LAW; DISPUTE RESOLUTION.

                     (a) This Agreement and all transactions contemplated by
               this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Ohio without giving effect to the principles of conflicts of laws thereof.

                     (b) Any controversy, dispute or claim arising out of or
               relating to this Agreement, including Article IX and questions concerning the scope and applicability of this Section 10.12, shall be settled by arbitration in Cuyahoga County, Ohio, in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof, except as set forth in Section 10.12(c). This agreement to arbitrate shall be specifically enforceable against each of the parties.

                     (c) When a matter has been submitted for arbitration,
               within thirty (30) days of such submission, Buyer will choose an arbitrator and Seller will choose an arbitrator, and an additional arbitrator independent of the parties will be selected unanimously by the two arbitrators chosen by the parties. The dispute shall then be resolved by majority vote of the three arbitrators. If the arbitrator chosen by Buyer and the arbitrator chosen by Seller cannot agree upon a third independent arbitrator within thirty (30) days of their appointment, the independent third arbitrator will be selected according to the procedures of the American Arbitration Association or any successor to the function thereof.

                     (d) The parties hereto agree that an action to compel
               arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction. Application may also be made to any such court for confirmation of any decision or award of the arbitrators, for an order of enforcement and for other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and court.

                     (e) One or more of the parties to any arbitration
               proceeding commenced hereunder shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are awarded by the arbitration panel.

               SECTION 10.13. SEVERABILITY. In the event that any of the provisions of this Agreement are determined to be unenforceable by any court of competent jurisdiction, the parties to this Agreement shall consider such provisions amended and modified so as to eliminate such invalidity or unenforceability and all other provisions shall remain in full force or effect as originally written.

               SECTION 10.14. CONFIDENTIAL NATURE OF INFORMATION. Each party shall treat in confidence all documents, materials, and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement) and the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any Federal, state or local statute or regulation issued by a duly authorized agency, board or commission thereof or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction. Each party agrees, if it breaches any of the terms of this Section 10.14, it will consent to the issuance of a temporary and/or permanent injunction by any court of competent jurisdiction enjoining such party from continuing to breach the terms of this
Section 10.14. Notwithstanding the provisions of this Section, Buyer shall have the right to disclose any information as it deems necessary in conjunction with obtaining financing for the transactions contemplated in this Agreement or an offer of securities of AAPC, including, without limitation, a description of the Seller's business and products, an inclusion of financial statements, and other financial information regarding the Seller, or the Purchased Business.

                           Signature Page to Agreement


                  IN WITNESS WHEREOF, each of the parties to the Agreement has executed this Agreement this 10th day of December 1997.


                                        MODERN WINDOW CORPORATION


                                        By: /s/ Edmund H. Doyle
                                            ------------------------------
                                            Edmund H. Doyle

                                        Its: Chairman

                                                                          Seller

                                        SHAREHOLDERS


                                        By: /s/ Donald B. Lifton
                                            ------------------------------
                                            Donald B. Lifton


                                        By: /s/ Edmund H. Doyle
                                            ------------------------------
                                            Edmund H. Doyle


                                        By: /s/ Sheldon R. Stone
                                            ------------------------------
                                            Sheldon R. Stone


                                        MODERN WINDOW ACQUISITION
                                        CORPORATION


                                        By: /s/ Frank J. Amedia
                                            ------------------------------
                                            Frank J. Amedia, President

                                                                           Buyer

         The following schedules to the Agreement have been omitted from this
Exhibit 2.5. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities ad Exchange Commission upon request.

         Schedule 1.01 Voting securities or equity interests in other entities
         Schedule 1.01(o)    Interest in Team Pros America Corporation stock
         Schedule 1.03(a)    Current Liabilities
         Schedule 1.03(c)    Doyco, Inc. Pension Plan demand note
         Schedule 1.03(d) American Architectural Products Corporation working capital loan
         Schedule 1.03(f)    Loan payoff letter
         Schedule 4.02(a)    Authority of Seller
         Schedule 4.02(b)    No Violations
         Schedule 4.02(c)    Third-Party Consents
         Schedule 4.03       Tax Matters
         Schedule 4.06       Leased Personal Property
         Schedule 4.07       Financial Statements
         Schedule 4.08       Inventories
         Schedule 4.10(a)    Material Contracts
         Schedule 4.10(b)    Prepayments or Defaults
         Schedule 4.10(c)    Indentures, Mortgages, et al.
         Schedule 4.10(d)    Full Performance of Prior Contracts
         Schedule 4.11       Accounts and Notes Receivable
         Schedule 4.12       Certain Transactions; Adverse Change
         Schedule 4.13       Significant Customers and Significant Suppliers
         Schedule 4.14       Warranties
         Schedule 4.15       Licenses and Permits
         Schedule 4.16       Intellectual Property
         Schedule 4.17       Title to and Condition of Assets
         Schedule 4.18       Environmental Matters
         Schedule 4.19(a)    Employee Benefit Plans
         Schedule 4.19(b)    Claims under Employee Benefit Plans
         Schedule 4.19(c)    Pension Plan or Withdrawal Liability
         Schedule 4.19(d)    Representatives with respect to Employee Benefit
                             Plans
         Schedule 4.20(a)    Litigation
         Schedule 4.20(b)    Warranty and Product Liability Claims
         Schedule 4.20(c)    Worker's Compensation Claims
         Schedule 4.21(a)    Employees
         Schedule 4.21(b)    Employment and Consulting Agreements
         Schedule 4.21(c)    Consultants and Independent Contractors
         Schedule 4.22       Insurance Policies